Exhibit 10.2

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) dated as of July 2, 2013 is entered into between REDWOOD BUSINESS CENTER 1 LLC, a California limited liability company and AMERIVINE TOWN CENTER, LLC, a California limited liability company (collectively, “Landlord”), and CYAN, INC., WHICH WILL DO BUSINESS IN CALIFORNIA AS CYAN CALIFORNIA, a Delaware corporation (“Tenant”).

THE PARTIES ENTER INTO THIS AMENDMENT based upon the following facts, understandings and intentions:

A. Landlord and Tenant previously entered into that certain Redwood Business Center Full Service Lease dated as of April 25, 2007, as amended by that certain First Amendment to Lease dated as of March 30, 2010, that certain Second Amendment to Lease dated as of April 30, 2012, that certain Third Amendment to Lease dated as of September 4, 2012, and that certain Fourth Amendment date as of March 1, 2013 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant approximately Twenty Four Thousand Five Hundred Forty Nine (24,549) rentable square feet of space (the “Current Premises”) within the building located at 1383 North McDowell Boulevard in Redwood Business Center, Petaluma, California (the “Building”), as more particularly described in the Lease. The capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings given to such terms in the Lease.

B. Concurrently herewith, Landlord and Tenant are entering into a separate lease (the “1385 Lease”) pursuant to which Tenant will be leasing space (the “1385 Premises”) in the building to be constructed adjacent to the Building and having an address of 1385 North McDowell Boulevard (the “1385 Building”).

C. Landlord and Tenant now desire to amend the Lease as provided herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Suite 350 Expansion. The Tenant hereby agrees to add to the Current Premises and lease from Landlord, and Landlord hereby agrees to add to the Current Premises and lease to Tenant, on the terms and conditions set forth in the Lease as modified by this Amendment, an additional Three Thousand One Hundred Thirty One (3,131) rentable square feet located on the third floor of the Building and depicted as Suite 350 and the common hallway and restroom on Exhibit A attached hereto (“Suite 350”). Effective upon the Suite 350 Delivery Date, the term “Premises” shall mean collectively the Current Premises and Suite 350.

2. Suite 350 Term. The Term with respect to Suite 350 shall expire on May 31, 2015.

3. Suite 350 Rent Commencement. With respect to Suite 350, Tenant’s obligation to pay Rent shall commence the day after Berkley Risk vacates and surrenders possession of Suite 350 to Landlord (the “Suite 350 Rent Commencement Date”) pursuant to the Relocation Agreement (defined

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in Section 6 below). Tenant acknowledges that the Suite 350 Rent Commencement Date begins immediately upon the vacation of Suite 350 by Berkley Risk (and prior to the Suite 350 Delivery Date) to compensate Landlord for the lost rent Landlord would have received had it not entered into the Relocation Agreement at Tenant’s request.

4. Suite 350 Base Rent. Base Rent for Suite 350 shall be $6,794.27 per month ($2.17 per r.s.f.) until such time as Landlord delivers Suite 350 to Tenant in the condition required by the Work Letter Agreement attached hereto as Exhibit B (the “Suite 350 Delivery Date”), at which time the Base Rent shall increase to $7,201.30 per month ($2.30 per r.s.f.), with the Suite 350 Rent Delivery Date being subject to adjustment for Tenant Delays pursuant to Section 10 of the Work Letter Agreement. In addition, Base Rent for Suite 350 shall be increased three percent (3%) annually. Base Rent for the balance of the Premises shall remain as provided in the Lease until adjusted pursuant to Section 10 below.

5. Suite 350 Base Year. The Base Year for Suite 350 shall be 2012.

6. Building Percentage Share. Effective on the Suite 350 Rent Commencement Date, Tenant’s Building Percentage Share shall increase to 47.48% (Premises r.s.f. / Building r.s.f. = 27,680 r.s.f. / 58,299 r.s.f.).

7. Berkley Risk Relocation. Landlord represents that it has entered into a written agreement with Berkley Risk (the “Relocation Agreement”) to relocate it from Suite 350 to another space in the Project on or before August 4, 2013; provided that such date shall be extended one day for each day after June 8, 2013 that Tenant signs and delivers this Amendment to Landlord. Landlord shall use commercially reasonable efforts to cause Berkley Risk to vacate Suite 350 on such date, including promptly commencing unlawful detainer proceedings. If Berkley Risk fails to vacate the Premises by November 1, 2013, Tenant shall have the right to terminate this Amendment by written notice given to Landlord prior to the date Berkley Risk vacates and surrenders Suite 350 to Landlord, in which case the parties shall have no further obligations under this Amendment and the Lease shall remain in full force and effect.

8. Condition Precedent—Financing. Landlord intends to obtain third-party debt financing for all or a portion of the Landlord Allowance (as such term is defined in the Work Letter). It shall be a condition precedent to the effectiveness of this Amendment that Landlord obtain such financing on terms and conditions acceptable to Landlord in its sole and absolute discretion. Unless Landlord delivers to Tenant written notice of its failure to obtain such financing under this Amendment by July 31, 2013, this contingency shall be deemed satisfied and waived.

9. Term Extension. Landlord and Tenant intend to make the Term of the Lease with respect to all premises covered by the Lease coterminous with the initial 10-year term of the 1385 Lease. Accordingly, upon the commencement of the 1385 Lease, the Term of this Lease shall be automatically extended through and including the date that is ten (10) years following the “Commencement Date” of the 1385 Lease (as defined in Section 3.1 of the 1385 Lease). Unless and until the term of the 1385 Lease commences, the Term of the Lease shall remain as provided in the Lease (as modified by Section 2 above). The parties acknowledge that presently the Term of the Lease is not uniform and that the Lease expires at different times for different portions of the Premises.

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10. Base Rent Adjustment. Landlord and Tenant intend to make the Base Rent rate for the Premises (including Suite 350) the same as the base rent rate for the 1385 Premises, with percentage increases occurring at the same time and in the same amounts. Accordingly, upon the commencement of the 1385 Lease, the Base Rent for the Premises shall be automatically adjusted to $2.30 per rentable square foot per month, and shall be increased three percent (3%) annually thereafter, and the Base Year shall be 2014. Unless and until the term of the 1385 Lease commences, the Base Rent rate for the Premises shall remain as provided in the Lease and this Amendment.

11. Entire Agreement. This Amendment, together with the Lease, represents the entire understanding between Landlord and Tenant concerning the subject matter hereof, and there are no understandings or agreements between them relating to the Lease, the Current Premises or Suite 350 not set forth in writing and signed by the parties hereto. No party hereto has relied upon any representation, warranty or understanding not set forth herein, either oral or written, as an inducement to enter into this Amendment.

12. Continuing Obligations. Except as expressly set forth to the contrary in this Amendment, the Lease remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

13. Counterparts/Facsimile. This Amendment may be executed in counterparts and delivered via facsimile.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

REDWOOD BUSINESS CENTER 1 LLC, a California limited liability company				CYAN, INC., WHICH WILL DO BUSINESS IN CALIFORNIA AS CYAN CALIFORNIA, a Delaware corporation

By:	Redwood Technology Center, LLC a California limited liability company
	Its:	Manager and Sole Member		By:	/s/ Michael Zellner
				Name:	Michael Zellner
	By:	G&W Ventures, LLC a California limited liability company		Its:	CFO
		Its:	Manager

		By:	/s/ Matthew T. White
Matthew T. White, Manager

AMERIVINE TOWN CENTER, LLC, a California limited liability company

By:	Amerivine Inc.
a California corporation
	Its:	Sole Member

	By:	/s/ David F. Coleman
David F. Coleman
Its: President

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EXHIBIT A

Suite 350

Cyan 5th Amendment (FINAL 2013-07-02) (Conformed Signatures)_20130808-980-5B172C25                                     EXHIBIT A

EXHIBIT B

WORK LETTER AGREEMENT

THIS WORK LETTER AGREEMENT supplements that certain Fifth Amendment to Lease (the “Amendment”) dated July 2, 2013, executed by executed by REDWOOD BUSINESS CENTER 1 LLC, a California limited liability company and AMERIVINE TOWN CENTER, LLC, a California limited liability company (collectively, “Landlord”), and CYAN, INC., a Delaware corporation, doing business in California as Cyan California (“Tenant”). All capitalized terms not otherwise defined herein shall have the same meaning given to them in the Amendment.

1. Landlord shall be responsible for constructing within Suite 350 the tenant improvements (the “Tenant Improvements”) described in the preliminary space plan (the “Preliminary Space Plan”) attached hereto as Exhibit B-1 with the tenant improvement finishes (the “Tenant Improvement Finishes”) set forth on Exhibit B-2. The Tenant Improvements for Suite 350 will be more particularly described in the plans and construction drawings (the “Construction Drawings”) as approved below. Any changes from the Preliminary Space Plan or Tenant Improvement Finishes requested by Tenant that increase construction costs or delay the substantial completion of the Tenant Improvements (as reasonably determined by Landlord), including without limitation additional units, quantities or changes to brands or finishes, shall be deemed additional work (the “Tenant Extra Improvements”) and shall be at Tenant’s sole cost and expense.

2. Following execution of the Amendment, Landlord shall cause three (3) general contractors (or more if Tenant requests additional General Contractors participate) to provide cost estimates based on the Tenant Improvements and Tenant Extra Improvements depicted in the Preliminary Space Plan, for the purpose of (i) selecting a General Contractor for performing subsequent cost estimating, bidding and construction; and (ii) to assist in guiding the design work as it is developed to reasonably comport with overall cost parameters of the Tenant Improvements and Tenant Extra Improvements established by Landlord and Tenant. All cost estimates shall be opened with the Tenant and Landlord and Landlord, subject to Tenant’s reasonable approval, shall select the General Contractor. The General Contractor thereby selected will be engaged by Landlord to prepare and update on an ongoing basis an estimate of costs (the “Cost Estimate”) for the total costs of the Tenant Improvements and Tenant Extra Improvements, and participate in the progression of the design and construction drawing process in a collaborative fashion to assist in achieving the cost, quality and schedule goals for the improvements. The Cost Estimate shall be broken down by trade, with elements of the work normally and usually performed by General Contractor (or self-performed work) appropriately identified.

3. Also following execution of the Amendment, Landlord shall arrange for Landlord’s architect to provide to Tenant the Construction Drawings for the Tenant Improvements and Tenant Extra Improvements. The Construction Drawings shall indicate the specific requirements of Suite 350, outlining in detail interior partitions, floor coverings, a reflected ceiling plan, plumbing fixtures and electrical plans (setting forth the electrical requirements of Tenant), all in conformity with the Preliminary Space Plan. The Construction Drawings shall include full energy calculations as required by the State of California and the city agencies.

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4. Within five (5) business days after receipt of the Construction Drawings, Tenant shall either approve or disapprove of the Construction Drawings by written notice to the Landlord. If Tenant disapproves of the Construction Drawings, Tenant shall specify in detail the changes or modifications to the Construction Drawings required by Tenant. Any such request for changes or modifications shall be subject to Landlord’s approval; provided, however, if Tenant desires changes, Landlord shall not unreasonably withhold its approval of such changes and the parties shall confer and negotiate in good faith to reach agreement on modifications to the Construction Drawings and Cost Estimate as a consequence of such change. If Landlord approves of Tenant’s proposed change or modification, Landlord shall arrange for Landlord’s architect to revise the Construction Drawings and resubmit the Construction Drawings to Tenant for its review and approval in accordance with the procedure set forth above. Tenant acknowledges that the Construction Drawings are subject to the approval of the appropriate government authorities. It shall be Tenant’s responsibility to ensure that the design and function of the Tenant Improvements and Tenant Extra Improvements are suitable for Tenant’s business and needs. The improvements shall be constructed in a good and workmanlike manner in accordance with the approved plans and current building standards, laws, regulations, ordinances and codes. Landlord shall not be required to install any Tenant Improvements or Tenant Extra Improvements which do not conform to the Construction Drawings.

5. Once the Construction Drawings are approved by Tenant, Landlord will cause the General Contractor to provide a cost proposal for the Tenant Improvements and Tenant Extra Improvements for the Project within twelve (12) business days. The cost proposal will be based upon General Contractor estimates for self-performed work and subcontractor costs determined through competitively bidding, with the goal of obtaining at least three (3) bids per trade, chosen from a pre-selected list of subcontractors provided by General Contractor and accepted by Landlord, with Tenant’s reasonable approval. If Tenant so desires, Tenant may also select subcontractors, reasonably acceptable to Landlord, to bid the work. All bids will be opened together in the presence of the Tenant with the General Contractor and Landlord selecting the subcontractors to construct the improvements, subject to the reasonable approval of Tenant. Notwithstanding Tenant’s right to approve the subcontractors, the subcontractors are the subcontractors only of the General Contractor and neither Landlord or Tenant shall have liability to the subcontractors or General Contractor on the construction contract. Landlord shall enter into a guaranteed maximum price or stipulated sum contract with the General Contractor, and shall not agree to increase the maximum price or stipulated sum without the approval of Tenant, which approval shall not be unreasonably withheld.

6. Within two (2) business days after receipt of the cost proposal, Tenant shall either approve or disapprove of the cost proposal by written notice to Landlord. If Tenant disapproves of the cost proposal, Tenant shall specify in detail the changes or modifications to the Construction Drawings and cost proposal required by Tenant. Any such request for changes or modifications shall be subject to Landlord’s approval; provided, however, if Tenant desires changes, Landlord shall not unreasonably withhold its approval of such changes and the parties shall confer and negotiate in good faith to reach agreement on modifications to the Construction Drawings and the cost proposal as a consequence of such change. If Landlord approves of Tenant’s proposed change or modification, Landlord shall arrange for Landlord’s architect to revise the Construction Drawings and resubmit the Construction Drawings to Tenant for its review and approval in accordance with the procedure set forth above.

Cyan 5th Amendment (FINAL 2013-07-02) (Conformed Signatures)_20130808-980-5B172C25                                     EXHIBIT B

7. Landlord shall furnish and install the Tenant Improvements and Tenant Extra Improvements as set forth on the Construction Drawings. Landlord shall pay for the cost of the Tenant Improvements and Tenant Extra Improvements up to a maximum of Three Hundred Five Thousand Dollars ($305,000.00) (the “Landlord Allowance”). All costs to furnish and install the Tenant Improvements and Tenant Extra Improvements (including without limitation, actual, reasonable fees incurred by Landlord for construction management services (not to exceed 4% of all other hard and soft costs), design, engineering, permit, and all other soft costs) in excess of the Landlord Allowance shall be paid by Tenant within thirty (30) days following receipt of Landlord’s written demand therefor, which demand(s) may be submitted to Tenant prior to commencement of construction of the Tenant Improvements or Tenant Extra Improvements based on Landlord’s estimate of such costs. If Tenant fails to pay within such 30-day period, Landlord may, in addition to all other available remedies, (i) delay the commencement of construction of the Tenant Improvements and/or the Tenant Extra Improvements if such work has not commenced, or (ii) stop construction of the Tenant Improvements and/or the Tenant Extra Improvements if such work has commenced, in either case until such time as Tenant pays such amounts. Tenant shall have no obligation to restore any of the Tenant Improvements or Tenant Extra Improvements, including those which have been partially completed and stopped due to non-payment by Tenant, but Tenant shall be responsible for any impacts to schedule resulting from such stoppage and restoration.

8. In no event shall the Tenant Improvements payable by Landlord include (i) the costs of procuring or installing any trade fixtures, equipment, appliances, furniture, furnishings, telephone or computer equipment or wiring or other personal property (“Personal Property”) or (ii) any Change Orders (as the term is defined in Paragraph 9 below) requested by Tenant, which increase the cost of construction of the Tenant Improvements or Tenant Extra Improvements beyond the Landlord Allowance or affect the timeframe for completion of such improvements. Such work shall be at Tenant’s sole cost and expense.

9. After the Construction Drawings have been approved by Landlord and Tenant as provided above, neither party shall have the right to require extra work or changes to the work, provided that neither party will unreasonably withhold its consent to changes required by the Building Inspector or Fire Marshall, and similar non-elective type changes. Tenant may request changes or modifications to the Preliminary Space Plan or Tenant Improvement Finishes, or once approved, the Construction Drawings (each a “Change Order”), however, the cost of any Change Order(s), which increase the cost of construction of the Tenant Improvements and Tenant Extra Improvements beyond the Landlord Allowance, shall be borne by Tenant in the amount set forth in the approved Change Order therefor. If Tenant shall request any Change Order, then Landlord shall promptly give Tenant a written estimate of (a) the cost of engineering and design services to prepare the Change Order, (b) the cost of work to be performed pursuant to the Change Order, and (c) the time delay in substantial completion of the Tenant Improvements and Tenant Extra Improvements expected because of such requested Change Order. Within three (3) days after Tenant’s receipt of the written estimate, Tenant shall notify Landlord in writing whether it approves the written estimate. If Tenant approves the written estimate, which increases the cost of construction beyond the Landlord Allowance, then Tenant shall accompany its approval with a check made payable to Landlord in the amount of the estimated cost of the Change Order. If such written authorization and check are not received by Landlord, then Landlord shall not be obligated to commence work on Suite 350 and Tenant shall be responsible for any delay in the completion of Suite 350 in accordance with Paragraph 10 below.

Cyan 5th Amendment (FINAL 2013-07-02) (Conformed Signatures)_20130808-980-5B172C25                                     EXHIBIT B

10. If the Suite 350 Delivery Date of the Lease has not occurred within sixty (60) days following the Suite 350 Rent Commencement Date, and if the cause of the delay in the occurrence of the Suite 350 Delivery Date is attributable to Tenant, then the Suite 350 Delivery Date shall be on the date the Suite 350 Delivery Date otherwise would have occurred but for the Tenant delays (“Tenant Delays”). Tenant Delays mean a delay in the substantial completion of the Tenant Improvements and Tenant Extra Improvements caused by (a) Tenant’s failure to approve the Construction Drawings within the time period noted above, (b) Tenant’s request for special materials not available when needed for construction in accordance with the construction schedule, (c) Change Orders, (d) Tenant’s or Tenant’s agents’ interference with Landlord’s work (provided that there shall be a grace period for the first two (2) days of interference, which shall not constitute Tenant Delays), and (e) Tenant’s failure to pay for Tenant Improvements and Tenant Extra Improvements within the time period noted above. All costs and expenses occasioned by a Tenant Delay in excess of the Landlord Allowance, including, without limitation, increases in labor or materials, shall be borne by Tenant.

11. Tenant may, with Landlord’s written consent, enter Suite 350 fifteen (15) days prior to the Suite 350 Delivery Date (or earlier if agreed necessary for the timely completion of Tenant’s Work) solely for the purpose of installing its personal property, data cabling, computer and telecommunications equipment in Suite 350 as long as such entry will not interfere with the orderly construction and completion of Suite 350 (hereinafter, “Tenant’s Work”). Such entry shall be subject to all of the terms of the Lease except the obligation to pay Rent. Tenant shall notify Landlord of its desired time(s) of entry and shall submit for Landlord’s written approval the scope of the Tenant’s Work to be performed and the name(s) of the contractor(s) who will perform such work. Tenant agrees to indemnify, defend and hold harmless Landlord and any mortgagee, ground lessor or beneficiary of a deed of trust encumbering, secured by or affecting Suite 350 or the Building, from and against any and all settlements entered into or final judgments or costs (including, without limitation, reasonable attorneys’ fees and claims for worker’s compensation) of any nature whatsoever, arising out of or in connection with the Tenant’s Work (including, without limitation, claims for breach of warranty, personal injury or property damage) except to the extent due to the negligence, willful misconduct or violation of this Lease.

12. During the course of installation of Tenant’s Work, at Tenant’s expense, Tenant shall obtain or maintain public liability and worker’s compensation insurance, in amounts acceptable to Landlord, and which name Landlord and Tenant as parties insured from and against any and all liability for death of or injury to person or damage to property caused in or about or by reason of the construction of the Tenant’s Work.

13. Landlord shall not be liable for any latent or patent defects therein, except that Landlord warrants Suite 350 against defects for a period of one (1) year from the date of substantial completion (the “Warranty Period”).

Cyan 5th Amendment (FINAL 2013-07-02) (Conformed Signatures)_20130808-980-5B172C25                                         EXHIBIT B

14. Suite 350 shall be deemed “substantially completed” as of the date that all of the following conditions are satisfied:

(a) The Tenant Improvements have been substantially completed in accordance with the approved Construction Drawings (except for those punch list items referenced in Paragraph 15 below), such that Tenant can reasonably conduct business within Suite 350; and

(b) A certificate of occupancy and/or finalized building permit has been issued for Suite 350.

15. Tenant’s acceptance of Suite 350 shall not be deemed a waiver of Tenant’s right to have defects in the Premises repaired at no cost to Tenant during the Warranty Period. Tenant shall accompany the architect and inspect the Suite 350 immediately prior to occupancy and with the assistance of architect compile and furnish Landlord with a punch list of any missing or deficient Tenant Improvements or Tenant Extra Improvements. Landlord shall use commercially reasonable efforts to complete the corrective work noted in the punch list in a prompt, good and workman-like manner. Punch list corrections shall not delay the Suite 350 Delivery Date, nor shall a delay in making corrections be grounds for a delay or reduction in any rent payments due Landlord. Tenant shall also give notice to Landlord whenever any such defect becomes reasonably apparent during the Warranty Period, and Landlord shall repair such defect as soon as practicable.

16. All floor area calculations are from the centerline of the partitions and the outside line of the exterior and hall walls. No deduction is allowed for the columns, sprinkler risers, roof drains, or air conditioning units serving Tenant and located within Suite 350.

17. Landlord shall select the manufacturer and vendor of all building materials and equipment with respect to the Tenant Improvements and Tenant Extra Improvements to be constructed hereunder.

18. Notwithstanding anything to the contrary contained in the Amendment or this Work Letter, Tenant acknowledges and agrees that Suite 350 are intended for use by Tenant and the specification and design requirements for the Tenant Improvements are not within the special knowledge or experience of Landlord.

19. Tenant shall not mortgage, grant a security interest in or otherwise encumber all or any portion of the Tenant Improvements or Tenant Extra Improvements.

20. Notwithstanding anything in the Amendment to the contrary, the cost of the Tenant Improvements and Tenant Extra Improvements shall not include (and Landlord shall be solely responsible for and the Landlord Allowance shall not be used for) the following: (a) costs to bring the Project into compliance with applicable laws and restrictions, including, without limitation, the Americans with Disabilities Act and environmental laws; or (b) wages, labor and overhead for overtime and premium time.

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IN WITNESS WHEREOF, the parties hereto have executed this Work Letter as of the day and year first above written.

REDWOOD BUSINESS CENTER 1 LLC, a California limited liability company				CYAN, INC., WHICH WILL DO BUSINESS IN CALIFORNIA AS CYAN CALIFORNIA, a Delaware corporation

By:	Redwood Technology Center, LLC a California limited liability company
	Its:	Manager and Sole Member		By:	/s/ Michael Zellner
				Name:	Michael Zellner
	By:	G&W Ventures, LLC		Its:	CFO
a California limited liability company
		Its:	Manager

		By:	/s/ Matthew T. White
Matthew T. White, Manager

AMERIVINE TOWN CENTER, LLC, a California limited liability company

By:	Amerivine Inc.
a California corporation
	Its:	Sole Member

	By:	/s/ David F. Coleman
David F. Coleman
Its: President

Cyan 5th Amendment (FINAL 2013-07-02) (Conformed Signatures)_20130808-980-5B172C25                                     EXHIBIT B

EXHIBIT B-1

Preliminary Space Plan

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